

Helen Frankenthaler (1928–2011)



Helen Frankenthaler was one of the most important and influential American Abstract Expressionist artists of the 20th century.

INVESTMENT THESIS

Historical Price Appreciation of Similar Works (Frankenthaler)

13.2%

Not intended to indicate past or expected performance of any security. Investing involves risk and investors must be prepared to hold their investment for an extended period.



$6.0m
$4.0m
$2.0m
$0.0m
84
89
94
99
04
09
14
19
24

Initial Offering

$2,137,000

Investment Overview

Offering Circular	sec.gov/edgar
Auction History	significant 37 years
2020 Auction Sales	moderate $31,601,078
Repeat Sales	view

27% Progress

INVEST NOW

DEAL SHEET

WHY WE LIKE THIS PAINTING

- Helen Frankenthaler was a leading artist of the American Abstract Expressionist and Color Field movements in the mid-20th century.
- The Painting is an excellent large format example of the artist's mid to late 1970s abstract work, which features colorful brushstrokes as well as her signature stain technique.
- The Painting's desert palette was likely inspired by a trip to Arizona in 1976. According to the Museum of Modern Art's 1989 retrospective catalogue, Frankenthaler created a number of paintings in similar "terracotta" colors.
- A comparable work executed in the same year as the Painting, *Dream Decision* (1976), recently realized $5,894,100 on November 19, 2021 — more than double Masterworks' offering price.
- Frankenthaler's paintings from the 1970s account for 8 of the artist's top 10 auction records. This includes the artist's top record *Royal Fireworks* (1975), which is larger than the Painting and sold for $7,895,300 in June 2020.
- Although there are no guarantees, similar works have appreciated at 13.2% annualized historically from 1989 to 2021.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market for this artist. An investor must read the Offering Circular before making an investment decision.



2020 Auction Sales
$31,601,078

2020 Number of Lots Sold
74

HELEN FRANKENTHALER

b. 1928–d. 2011, UNITED STATES

Acrylic on canvas | 69 × 109 in. (175 × 276 cm.)

Helen Frankenthaler was one of the most important and influential American Abstract Expressionist artists of the 20th century.



$2,137,000

INITIAL OFFERING

13.2%

HISTORICAL APPRECIATION OF SIMILAR WORKS[1]

The Painting is an excellent large format example of Helen Frankenthaler's abstract work of the mid to late 1970s, which features wide colorful brushstrokes, as well as her signature stain technique. The Painting's desert palette of bright yellow, ochre, hints of blue and russet brown tones was likely inspired by a trip to Arizona in 1976. According to the Museum of Modern Art's 1989 retrospective catalogue, Frankenthaler created a number of paintings in similar "terracotta" colors. The Painting's gestural horizontal strokes were created with a squeegee dragged across the canvas, which resulted in a layered effect. As of January 5, 2022, Frankenthaler's paintings from the 1970s account for eight of the artist's top ten auction records: among them is the artist's top auction record *Royal Fireworks* (1975), which is larger than the Painting and sold for $7,895,300 at Sotheby's New York on June 29, 2020. A comparable work executed in the same year as the Painting, *Dream Decision* (1976), realized $5,894,100 at Sotheby's New York on November 19, 2021. The year, palette, composition and bright color make the Painting a commercial and desirable work by Helen Frankenthaler.

Helen Frankenthaler has been regularly included in major international exhibitions since her first show in New York. In 1959, Frankenthaler was awarded first prize at the Premiere Biennale de Paris, and in 1960, her first institutional exhibition was held at the Jewish Museum in New York. In 1966, Frankenthaler represented the United States at the 33rd Venice Biennale, alongside Ellsworth Kelly, Roy Lichtenstein and Jules Olitski, and a major show at the Whitney Museum of American Art followed in 1969. The Modern Art Museum of Fort Worth held a traveling retrospective in 1989, which visited the Museum of Modern Art in New York, the Los Angeles County Museum of Art and the Detroit Institute of Arts. In 2019, Tate Britain showed a year-long exhibition of selected paintings by the artist, and in 2021, a major group show titled "Women in Abstraction" prominently featured her work at the Centre Pompidou in Paris. As of January 5, 2022, the artist has seen significant increases in prices realized at auction in recent years, and her auction records are led by paintings sold during the previous two years: *Royal Fireworks* (1975), which sold for $7,895,300 at Sotheby's New York on June 29, 2020, *Dream Decision* (1976), which sold for $5,894,100 at Sotheby's New York on November 19, 2021, and *Carousel* (1979), which sold for $4,739,000 at Sotheby's New York on October 28, 2020.

AS OF JANUARY 5, 2022, FRANKENTHALER'S AUCTION RECORDS ARE LED BY PAINTINGS SOLD DURING THE PREVIOUS TWO YEARS: *ROYAL FIREWORKS* (1975), WHICH SOLD FOR $7,895,300 AT SOTHEBY'S NEW YORK ON JUNE 29, 2020, *DREAM DECISION* (1976), WHICH SOLD FOR $5,894,100 AT SOTHEBY'S NEW YORK ON NOVEMBER 19, 2021, AND *CAROUSEL* (1979), WHICH SOLD FOR $4,739,000 AT SOTHEBY'S NEW YORK ON OCTOBER 28, 2020.

AUCTION RESULTS FOR SIMILAR WORKS[2,3]


$6M
$4.5M
$3M
$1.5M
1988
1990
1993
1996
1998
2001
2003
2006
2008
2011
2014
2016
2019
2021

Helen Frankenthaler (b. 1928 - d. 2011) was born into a wealthy Manhattan family and raised in New York City. While Frankenthaler was enrolled in the prestigious Dalton School, she received her earliest art instruction from Rufino Tamayo, a prominent Mexican artist. In 1949, Frankenthaler received her bachelor's degree from Bennington College in Vermont, and following graduation she returned to New York City to become a painter. During this time, she briefly studied with Hans Hofmann, who had played a pivotal role in the development of Abstract Expressionism. Frankenthaler's professional career took off after Adolph Gottlieb selected "Beach" (1950) for inclusion in a 1950 group exhibition at the Kootz Gallery. The following year, she received her first solo show at Tibor de Nagy Gallery and also participated in the seminal 1951 "9th Street Show." In addition to the first generation of Abstract Expressionists, like Jackson Pollock, the exhibition also showcased works by second generation Abstract Expressionist painters, including Joan Mitchell, Lee Krasner, Elaine de Kooning, and Grace Hartigan. In 1952, Frankenthaler developed her "soak-stain" technique, by which she poured thinned oil paint directly onto an unprimed canvas to create large fields of color. The pioneering painting, "Mountains and Sea" (1952), is held in the permanent collection at the National Gallery in Washington, D.C. and is widely considered to be a breakthrough that influenced the American Color Field school of painting. In 1970, Frankenthaler closed her studio on 83rd street in Manhattan and a year later ended her thirteen year marriage to artist Robert Motherwell and traveled to the American Southwest. The artist continued to paint through the 1980s and 1990s, until her passing in 2011. Since 2012, Gagosian Gallery has represented the Helen Frankenthaler estate.



HELEN FRANKENTHALER,





HELEN FRANKENTHALER,

IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past artwork pricing trends are not indicative of future pricing trends.

2. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

3. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The art transaction data is not intended to indicate past or expected performance of any security. The set of similar sales comprise paintings by Helen Frankenthaler with the following criteria: acrylic paintings on canvas created between 1975 and 1979, that measure between 45 inches by 85 inches and 105 inches by 130 inches, and feature broad brushstrokes and washes of color in a horizontal format. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 13.2% CAGR implied from selected sales occurring from May 3, 1989 to November 19, 2021.

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